Exhibit 10.49

BUNKER HILL MINING CORP.

-and-

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

INVESTOR RIGHTS AGREEMENT

June 5, 2025

Table of Contents

Article 1 DEFINITIONS AND INTERPRETATION	1

1.1 Definitions	1
1.2 Rules of Construction	3
1.3 Ownership Percentage	4

Article 2 BOARD OF DIRECTORS	4
4
2.1 Board Nominee	4
2.2 Management to Endorse and Vote	6
2.3 Rights and Privileges of Sprott Nominee	7
2.4 Right to Information	7

Article 3 Representations and Warranties	7

3.1 Representations and Warranties of the Corporation	7
3.2 Representations and Warranties of Sprott Streaming	8

Article 4 GENERAL	9

4.1 Notices	8
4.2 Further Assurances	9
4.3 Assignment	9
4.4 Injunctive Relief	10
4.5 Entire Agreement	10
4.6 Time of Essence	10
4.7 Governing Law	10
4.8 Severability	10
4.9 Waiver	10
4.10 Amendments	10
4.11 Binding Effect	11
4.12 Termination	11
4.13 No Partnership	11
4.14 Public Disclosure	11
4.15 Counterparts	11

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of the 5th day of June, 2025 (the “Effective Date”)

BETWEEN:

BUNKER HILL MINING CORP, a corporation incorporated under the laws of the State of Nevada

(the “Corporation”)

AND:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], a limited partnership formed under the laws of the State of Delaware, in its capacity as agent for and on behalf of the Sprott Entities

(“Sprott Streaming” and together with the Corporation, each, a “Party” and collectively, the “Parties”)

WHEREAS:

A.	The Corporation and Sprott Streaming, inter alios, have entered into the Recapitalization Agreement pursuant to which, among other things, the Corporation has issued US$21 million worth of Shares to Sprott Streaming.

B.	As of June 3, 2025, the Corporation has issued, in the aggregate, approximately 31,588,875 Shares to the Sprott Entities.

C.	As a condition to the completion of the transactions contemplated in the Recapitalization Agreement, the Corporation has agreed to grant certain rights to Sprott Streaming, for and on behalf of the Sprott Entities, and Sprott Streaming has agreed to make certain covenants in favour of the Corporation, each on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings given in the Recapitalization Agreement and, unless otherwise indicated, the following terms have the following meanings:

“Affiliate” means any Person Controlling, Controlled by, or under common Control with, another Person;

“Applicable Laws” means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Entity having the force of law;

“Applicable Securities Laws” means all applicable Canadian and United States securities laws and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities;

“Board” means the board of directors of the Corporation;

“Business Day” means any day other than a Saturday, Sunday or any other day in which banks in the Province of British Columbia are authorized or required by Applicable Laws to be closed;

“Control” means: (a) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise, (b) in respect of a partnership, trust, syndicate or other entity, the actual power or authority to manage and direct the affairs of, or ownership of more than 50% of the transferable beneficial interests in, such entity, or (c) any other relationship as, in fact, constitutes actual control of a Person;

“Director” means a member of the Board;

“Director Eligibility Criteria” has the meaning set out in Section 2.1(c);

“Exchange” means the TSX Venture Exchange, the NEO Exchange, the Toronto Stock Exchange or such other stock exchange(s) and quotation service(s), if any, as the Shares may be listed or quoted on, as applicable, from time to time;

“Governmental Entity” means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) Exchange or securities regulatory authority, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“Nomination Notice” has the meaning set out in Section 2.1(d);

“Notice” has the meaning set out in Section 4.1;

“Ownership Percentage” has the meaning set out in Section 1.3;

“Person” means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Recapitalization Agreement” means the recapitalization agreement dated the date hereof between the Corporation, Silver Valley Metals Corp., Teck Resources Limited, Sprott Streaming. [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], [Redacted] and [Redacted] and Monetary Metals Bond III LLC;

“Shareholder” means a holder of Shares;

“Shares” means the common shares in the capital of the Corporation;

“Sprott Entities” means Sprott Streaming, [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], any Affiliate of Sprott Inc. and any fund managed or sub-managed by an Affiliate of Sprott Inc.

“Sprott Nominee” means the Director who is nominated by Sprott Streaming by notice in writing to the Corporation and elected or appointed from time to time to the Board pursuant to the terms of this Agreement;

“Sprott Observer” means a Board observer who is nominated by Sprott Streaming by notice in writing to the Corporation from time to time pursuant to the terms of this Agreement;

“Standstill Period” means the period of time commencing on the Effective Date and ending on the earlier of: (a) the date that is 12 months following the Effective Date and (b) the date on which the Ownership Percentage ceases to be at least 10%;

“Subject Securities” means any securities of the Corporation convertible into or exercisable or exchangeable for Shares, including convertible debt securities and rights to purchase equity securities; and

“Subsidiary” means, with respect to a specified Person, another Person that is Controlled, directly or indirectly, by such specified Person, and includes a Subsidiary of that Person; provided that, for greater certainty, neither the Corporation nor any of its Subsidiaries is a Subsidiary of the Sprott Entities or any of its Subsidiaries for the purposes of this Agreement.

1.2	Rules of Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the terms “Agreement”, “this Agreement” and similar expressions refer to this Agreement in its entirety and not to any particular provision of this Agreement;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d)	the word “including” is deemed to mean “including without limitation” and all similar variations;

(e)	any reference to this Agreement, or to any other contract, document or other instrument, includes, and is a reference to, this Agreement or such other contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes any schedules or exhibits;

(f)	any reference to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced;

(g)	any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Ownership Percentage

For purposes of this Agreement “Ownership Percentage” means, at a particular time, the percentage ownership interest of the Sprott Entities, taken as a whole, in the equity capital of the Corporation, which shall be calculated by dividing (i) the number of Shares held by the Sprott Entities by (ii) the total number of Shares issued and outstanding at such time. In (i), the number of Shares used in the calculation will include the exercise, exchange and/or conversion, by the Sprott Entities of any Subject Securities held by the Sprott Entities at such time. In (ii), the number of Shares used in the calculation will include the exercise, exchange, and/or conversion, of all of the securities of the Corporation then issued and outstanding.

Article 2

BOARD OF DIRECTORS

2.1	Board Nominee

(a)	If and for so long as the Sprott Entities have, in the aggregate, a 10% or greater Ownership Percentage, Sprott Streaming shall have the right but not the obligation to designate: (i) one Sprott Nominee for election to the Board; or (ii) one Sprott Observer. For greater clarity, Sprott Streaming shall no longer be entitled to designate a Sprott Nominee or a Sprott Observer after the date on which this Agreement has been terminated in accordance with Section 4.12.

(b)	If requested by Sprott Streaming, the Corporation agrees to nominate and recommend for election, at each meeting of Shareholders at which Directors are to be elected, the Sprott Nominee designated by Sprott Streaming in accordance with Section 2.1(d).

(c)	Sprott Streaming agrees that any Sprott Nominee and any replacement Sprott Nominee shall meet all qualification requirements under Applicable Laws and Exchange rules and have such skills and experience reasonably consistent with other individuals who hold directorships on mining companies listed on the Exchange, and such individual consents in writing to serve as a Director (the “Director Eligibility Criteria”).

(d)	The Corporation shall provide Sprott Streaming with written Notice (the “Nomination Notice”), promptly, and in any event, not less than 90 days in advance of the date set for the meeting of Shareholders at which Directors are to be elected. The Nomination Notice shall include a request for the identification of any Sprott Nominee and the detailed information required to be included in an information circular with respect to the appointment of any Sprott Nominee. Sprott Streaming shall be required to, not later than 45 days in advance of the date set for a meeting of Shareholders of which Sprott Streaming is notified pursuant to this Section 2.1(d), provide the Corporation with written Notice of the identity and particulars requested in the Nomination Notice. If Sprott Streaming does not advise the Corporation of the identity of the Sprott Nominee at least 45 days prior to the date set for the meeting of Shareholders at which Directors are to be elected (for any reason other than failure by the Corporation to provide Sprott Streaming with the Nomination Notice within the period prescribed by this Section 2.1(d)), then Sprott Streaming will be deemed to have nominated the incumbent Sprott Nominee, or if there is no incumbent Sprott Nominee, no nominee.

(e)	If at any time, there is no Sprott Nominee on the Board, Sprott Streaming may request the appointment of a Sprott Nominee, and the Board shall appoint such Sprott Nominee to the Board or (and/or the Corporation shall take all steps required under corporate law and Exchange rules to appoint or elect such Sprott Nominee), subject to Applicable Law, to serve on the Board until the next annual general meeting of Shareholders; provided that the Sprott Nominee (i) is identified by Sprott Streaming to the Corporation, and (ii) meets the Director Eligibility Criteria.

(f)	If an incumbent Sprott Nominee ceases to serve as a Director, whether due to such Sprott Nominee’s death, disability, resignation or removal, Sprott Streaming shall have the right, but not the obligation, to nominate a replacement Sprott Nominee and the Corporation shall cause the Board to appoint, as soon as practicable, such replacement Sprott Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Sprott Nominee satisfies the Director Eligibility Criteria and Sprott Streaming remains eligible to nominate such Sprott Nominee pursuant to Section 2.1(a).

(g)	If Sprott Streaming ceases to have any right to appoint a Sprott Nominee pursuant to Section 2.1(a), Sprott Streaming shall use commercially reasonable efforts to, unless requested otherwise by the Corporation, cause the Sprott Nominee to forthwith resign from the Board.

(h)	In the event that Sprott Streaming requests a Sprott Observer rather than a Sprott Nominee, the Corporation agrees that, following the designation of a Sprott Observer by Sprott Streaming, the Sprott Observer shall be entitled to: (i) receive notice of and to attend meetings of the Board or any committee of the Board; (ii) take part in discussions and deliberations of matters brought before the Board or any committee thereof; (iii) receive notices, consents, minutes, documents and other information and materials that are sent to members of the Board or any committee thereof (the “Board Materials”); and (iv) receive copies of any written resolutions proposed to be adopted by the Board or any committee thereof, including any resolution as approved, each at substantially the same time and in substantially the same manner as the members of the Board or any committee thereof, except that the Sprott Observer will not be entitled to vote on any matters brought before the Board or any committee thereof (including by way of a written resolution to be adopted by the Board). The Sprott Observer will not be entitled to any compensation from the Corporation; provided, however that the Sprott Observer will be reimbursed for all reasonable expenses on a basis that is consistent with the Corporation’s policies for Director reimbursement. Prior to the Sprott Observer attending its first meeting of the Board, Sprott Streaming shall cause the Sprott Observer to sign a customary non-disclosure agreement provided by the Corporation, provided that any such non-disclosure agreement is reasonable in both form and in substance, and sign an acknowledgement agreeing to be bound by the Corporation’s disclosure and insider trading policies.

(i)	Notwithstanding anything to the contrary in this Agreement, the Corporation may exclude the Sprott Observer from access to any Board Materials or from any meeting of the Board or any committee of the Board (or any portion of such meeting) if the Board concludes, acting reasonably, that: (i) such exclusion is necessary to preserve the solicitor-client or litigation privilege between the Corporation and/or its Affiliates and their respective counsel (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Corporation’s or its Affiliates’ relationship, contractual or otherwise, with the Sprott Entities or any actual or potential transactions between or involving the Corporation or its Affiliates and the Sprott Entities (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which relate to the Corporation’s or its Affiliates’ relationship, contractual or otherwise, with the Sprott Entities or any actual or potential transactions involving the Sprott Entities); (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Corporation or any of its Affiliates is a party or otherwise bound (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which are required to avoid a conflict of interest or restricted disclosure); or (iv) such exclusion is necessary to comply with Applicable Laws (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which are required to comply with Applicable Laws).

(j)	Nothing in this Agreement or in respect of the Sprott Observer’s status as an observer on the Board shall result in any fiduciary or other duty or obligation being imposed on the Sprott Observer for the benefit of the Corporation or any other Person, except for the obligations expressly set forth herein. For greater certainty, should Sprott Streaming appoint a Sprott Nominee, such Sprott Nominee will owe the Corporation fiduciary and other duties or obligations.

2.2	Management to Endorse and Vote

The Corporation agrees that management of the Corporation shall, in respect of every meeting of Shareholders at which the election of Directors is to be considered, and at every reconvened meeting following an adjournment or postponement of such meeting, endorse and recommend the Sprott Nominee identified in the Corporation’s proxy materials for election to the Board, so long as Sprott Streaming is entitled to appoint the Sprott Nominee and such Sprott Nominee satisfies the Director Eligibility Criteria, and shall vote any Shares in respect of which management is granted a discretionary proxy in favour of the election of such Sprott Nominee to the Board at every such meeting.

2.3	Rights and Privileges of Sprott Nominee

(a)	The Sprott Nominee shall be eligible to serve on any committee of the Board provided that the Sprott Nominee satisfies the eligibility criteria for such committee as determined by the Board or an authorized committee thereof from time to time, Applicable Laws and Exchange rules. Notwithstanding the Sprott Nominee’s eligibility, committee membership shall be in the sole discretion of the Board.

(b)	The Sprott Nominee shall be entitled to the benefit of any directors’ liability insurance or indemnity to which other Directors are entitled.

(c)	The Sprott Nominee shall be reimbursed for all reasonable expenses related to their service on the Board on a basis that is consistent with the Corporation’s policies for Director reimbursement. The Sprott Nominee shall be entitled to compensation consistent with the compensation received by other non-employee independent members of the Board, including any fees and equity awards.

2.4	Right to Information

During the term of this Agreement, the Corporation and its Subsidiaries shall from time to time provide Sprott Streaming with such reasonably requested information relating to the financial condition, business or corporate affairs of the Corporation, as soon as practicable following any such request, which information may include (without limitation) historical and pro-forma management-prepared financial reports (including income statements and statements of cash flow) and financial, construction and operational projections (including cash flow projections), and customary project control documents and information relating to the development of the Mine, for such period or periods as Sprott Streaming may reasonably request, and for greater certainty, the Sprott Nominee or Sprott Observer, as applicable, may also attend weekly meetings with the Board. Notwithstanding the foregoing, the Corporation will not be obligated to provide information (a) it deems in good faith to be a trade secret or similar confidential information, or (b) the disclosure of which would adversely affect the solicitor-client privilege between the Corporation and its counsel.

Article 3

Representations and Warranties

3.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to Sprott Streaming as follows and acknowledges and agrees that Sprott Streaming is relying on such representations and warranties to enter into this Agreement:

(a)	the Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Corporation; and

(c)	assuming the due execution and delivery of this Agreement by Sprott Streaming, this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

3.2	Representations and Warranties of Sprott Streaming

Sprott Streaming represents and warrants to the Corporation as follows and acknowledges and agrees that the Corporation is relying on such representations and warranties to enter into this Agreement:

(a)	Sprott Streaming is validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by Sprott Streaming; and

(c)	assuming the due execution and delivery of this Agreement by the Corporation, this Agreement constitutes the valid and binding agreement of Sprott Streaming, enforceable against Sprott Streaming in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

Article 4

GENERAL

4.1	Notices

All notices, demands or other communications (in any case, a “Notice”) to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Each Notice shall be delivered, mailed or sent electronically to the Parties at the respective addresses or email addresses indicated below:

If to the Corporation:

Bunker Hill Mining Corp.

Suite 300-1055 West Hastings Street

Vancouver, BC V6E 2E9

Attention: Gerbrand Van Heerden

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500 - 1133 Melville Street

Vancouver, BC V6E 4E5

Attention: Jamie Kariya

Email: [Redacted]

If to Sprott Streaming:

[Contact information redacted]

Attention: [Redacted]

Email: [Redacted]

Any such Notice so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the Notice is delivered, emailed or sent before 5:00 p.m. (Vancouver time) on such day. Otherwise, such Notice shall be deemed to have been given and made and to have been received on the next following Business Day. Any such Notice sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such Notice shall be mailed during any actual or apprehended disruption of postal services. Any such Notice given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

4.2	Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights under this Agreement, and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

4.3	Assignment

This Agreement is not assignable by any Party except: (a) with the prior written consent of the other Party, or (b) with respect to any assignment by Sprott Streaming to any Affiliate of Sprott Streaming, in which case no written consent of the Corporation shall be required, provided that Sprott Streaming gives prompt written Notice of such assignment to the Corporation and such Affiliate agrees to be bound by the terms of this Agreement and executes a written joinder to this Agreement.

4.4	Injunctive Relief

Each Party agrees that any breach of the terms of this Agreement may result in immediate and irreparable injury and damage to the other Party for which the other Party could not be adequately compensated by damages. Each Party therefore agrees that, in the event of any such breach or any anticipated or threatened breach, the other Party shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages or post any bond, in addition to any other remedies (including damages) to which such Party may be entitled at law or in equity.

4.5	Entire Agreement

The Recapitalization Agreement and this Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

4.6	Time of Essence

Time shall be of the essence of this Agreement.

4.7	Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the Applicable Laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

4.8	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

4.9	Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision after such waiver, or any other provision of this Agreement at any time.

4.10	Amendments

This Agreement may be amended or supplemented only by a written agreement signed by each of the Parties.

4.11	Binding Effect

This Agreement shall be binding upon the Parties, their heirs and legal personal representatives, and their respective permitted successors and permitted assigns.

4.12	Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately upon the earlier of: (i) the date the Parties hereto agree in writing to terminate this Agreement, or (ii) the Ownership Percentage ceases to be at least 10% for a continuous period of at least 30 days.

4.13	No Partnership

Nothing in this Agreement will be deemed to constitute a partnership, agency or similar relationship between the Parties. Except as provided herein or as the Parties may otherwise agree, each Party shall have the right to engage in and receive the full benefits from any independent business activities or operations, whether or not competitive with the business activities and operations carried on by the other Party, without consulting with, or incurring any obligation to, the other Party.

4.14	Public Disclosure

The Corporation shall provide prior notice to Sprott Streaming of any public disclosure that it proposes to make which references “Sprott” or includes the name of any Sprott Entity, together with a draft of such disclosure; provided that, except as required by Applicable Securities Laws, in no circumstance shall any public disclosure of the Corporation reference “Sprott” or include the name of any Sprott Entity without Sprott Streaming’s prior written consent in its sole discretion and, with respect to any such public disclosure required by Applicable Securities Law, the Corporation shall consult in good faith with Sprott Streaming prior to any such public disclosure and use commercially reasonable efforts to reflect the comments of Sprott Streaming with respect thereto.

4.15	Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page by email or other electronic means (including via DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

BUNKER HILL MINING CORP.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title: